Exhibit 15

November 10, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated November 10, 2014 on our review of interim financial information of GFI Group Inc. for the three and nine-month periods ended September 30, 2014 and September 30, 2013 and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2014 is incorporated by reference in its Registration Statements on No. 333-122905, No. 333-152027, No. 333-160344, No. 333-167678, No. 333-175271, No. 333-182438, and No. 333-189602 on Form S-8. With respect to the unaudited condensed consolidated financial information of GFI Group Inc. and its subsidiaries as of September 30, 2014 and for the three and nine-month periods ended September 30, 2014 and September 30, 2013, we reported that we have applied limited procedures in accordance with professional standards in our review of such information. However, our report dated November 10, 2014 states that we did not audit and we do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on our report should be restricted in light of the limited nature of the review procedures applied.

Very truly yours,

/s/PricewaterhouseCoopers LLP

New York, New York

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